Exhibit 10.10

DYNEX CAPITAL, INC.

PERFORMANCE BONUS POOL

FOR CAPITAL RAISING ACTIVITIES

The following describes the performance bonus pool for capital raising activities for calendar year 2009 (the “Capital Bonus Pool”).  The purpose of the Capital Bonus Pool is to compensate certain eligible participants for equity capital raising activities during 2009.  The eligible participants will be determined by the Compensation Committee of the Board of Directors, and will include at a minimum, Thomas Akin, Chief Executive Officer, Byron Boston, Chief Investment Officer, and Stephen Benedetti, Chief Financial Officer and Chief Operating Officer (together with any other participants determined by the Compensation Committee, the “Participants”)

Determination of the Capital Bonus Pool

The amount available in the Capital Bonus Pool will be equal to 1% of the gross amount of preferred and/or common equity capital raised by the Company in 2009 provided that the aggregate amount of such equity capital raised during 2009 equals or exceeds $50 million.  The equity capital raised will exclude any amounts raised, if any, via a dividend reinvestment program, the Company’s Controlled Equity Offering (“CEO”) program, or any similar “at the market” offering program, provided, however, that amounts raised through issuances pursuant to the CEO or similar “at the market” offering programs as a result of privately negotiated transactions will be included in the equity capital amount that determines the Capital Bonus Pool.   Such amounts will be determined in the sole discretion of the Compensation Committee.

The amount available for the Capital Bonus Pool will be determined on the closing date of each respective offering (the “Determination Date”).  The initial Determination Date will be the closing date of the first equity offering that equals or exceeds $50 million in the aggregate.  Payments under the Capital Bonus Pool will be made in shares of restricted common stock of the Company or in cash, as discussed below.  For payments in shares of restricted common stock of the Company, the stock price used to calculate the number of shares to be granted to each Participant on each Determination Date will be equal to the weighted average issue price per share of that equity capital raised.  With respect to the initial Determination Date, in the event that there are multiple equity offerings necessary to equal or exceed the $50 million threshold, the stock price used to calculate the number of shares to be granted to each Participant will be equal to the weighted average issue price per share for all of the capital raises making up such multiple equity offerings.

Allocation of the Capital Bonus Pool

The Capital Bonus Pool will be allocated by the Compensation Committee of the Board of Directors among the individual Participants based on recommendations made by the Chief Executive Officer of the Company and the assessment by the Compensation Committee of the Board of Directors of each Participant's contribution to the equity capital raising activities of the Company.  The Compensation Committee will make these allocation determinations shortly before each Determination Date.

Payment of the Capital Bonus Pool

Payment of amounts due to the Participants under the Capital Bonus Pool will be made within 10 business days immediately following each Determination Date in the form of restricted common stock of the Company granted under and pursuant to the terms of the Company’s then applicable equity compensation plan that has been approved by shareholders, as the same may be amended from time to time (the “Incentive Plan).  Such restricted stock will vest 100% on the second anniversary of such Determination Date, provided such vesting provisions are permitted by the Incentive Plan.  If such vesting provisions are not permitted by the Incentive Plan on such Determination Date, the amounts due under the Capital Bonus Pool for that Determination Date will be paid to the Participant in cash within 10 business days following such Determination Date.  All Determination Dates will occur during calendar year 2009, and all payments under the Capital Bonus Pool will be paid in cash or stock on or before March 15, 2010.

Approved by the Compensation Committee of the Board of Directors on March 26, 2009
Approved by the Board of Directors on March 30, 2009